Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

THE FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LULU’S FASHION LOUNGE HOLDINGS, INC.

Lulu’s Fashion Lounge Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the DGCL”), hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) amends certain provisions of the Certificate of Incorporation.

2.	This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.	Upon this Certificate of Amendment becoming effective, Article VII of the Corporation’s Certificate of Incorporation is hereby amended by adding the following at the end of Article VII, Section 1:

“To the fullest extent permitted by the Delaware General Corporation Law, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transation from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the Delaware General Corporation Law is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. For purposes of this Article VII, “Officer “ shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b). Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the Delaware General Corporation Law, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as an Officer at the time of such amendment, repeal or modification.”

4.	That except as amended hereby, the provisions of the Corporation’s Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment shall be effective immediately upon filing.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed on behalf of the Corporation by its duly authorized officer this 9th day of June, 2026.

LULU’S FASHION LOUNGE HOLDINGS, INC.

By:	/s/ Crystal Landsem
Name:	Crystal Landsem
Title:	CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:00 PM 06/09/2026
FILED 05:00 PM 06/09/2026
SR 20263342467 - File Number 6522674